UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 14, 2005

Ryder System, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	1-4364	59-0739250
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11690 NW 105th Street, Miami, Florida		33178
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(305) 500-3726

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 14, 2005, Ryder Receivable Funding II, L.L.C. ("RRF LLC"), a bankruptcy remote, consolidated subsidiary of Ryder System, Inc. (the "Company"), entered into a Trade Receivables Purchase and Sale Agreement (the "Trade Receivables Agreement"), by and among RRF LLC, as Seller; the Company, as Collection Agent; The Bank of Tokyo-Mitsubishi, Ltd., New York Branch ("BTM"), Dresdner Bank AG, New York Branch and Mizuho Corporate Bank, Ltd., as agents for certain affiliated conduit and committed purchasers; BTM, as Agent; and various other parties. Under this program, the Company sells certain of its domestic trade accounts receivable to RRF LLC who in turn may sell, on a revolving basis, an ownership interest in certain of these accounts receivable to the conduit and/or committed purchasers. Under the terms of the program, RRF LLC and the Company have provided representations, warranties, covenants and indemnities that are customary for accounts receivable facilities of this type.

The Company entered into this program to provide additional liquidity to fund its operations, particularly when the cost of such sales is cost effective compared with other funding programs, notably the issuance of commercial paper. This program is similar to the Company's previous accounts receivable facility which expired in December 2004. The available proceeds that may be received by RRF LLC under the program are limited to $200 million. RRF LLC's costs under this program vary based on changes in the Company’s unsecured debt ratings and changes in interest rates. If no event occurs which would cause early termination, the program will expire on September 14, 2006, unless extended by the parties.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ryder System, Inc.

September 20, 2005	By:	/s/ Tracy A. Leinbach

Name: Tracy A. Leinbach
Title: Executive Vice President and Chief Financial Officer